Exhibit 10.23

July 6, 2017

Sent Via Electronic Mail

Phil Bosua
philbosua@gmail.com

Dear Phil:

Re: Consulting Relationship

As we discussed, Visualant would like you or your entity to provide certain strategic consulting services. The term of the consulting services shall be for an initial period of one year, to be extended upon mutual agreement.

During your consultancy, you shall focus upon:

1) Resolution of the current issues with regard to calibration issues associated with the current Chroma ID technology. These include but are not limited to thermal drift of the LED’s, LED change due to ageing, various software modifications pertaining to data analysis and the user interface experience.

2) Once the calibration issues have been resolved, assist Visualant in testing and validating that the ChromaID technology can perform water quality analysis on a repeatable basis with the required degree of accuracy necessary for a commercial product.

3) Assist Visualant with the development of a prototype water quality testing product ready for commercial market development.

4) Work with Visualant on developing a Kickstarter campaign to fund the development of the above referenced commercial water quality testing device.

5) Provide assistance to Visualant on defining key strategic markets and developing marketing plans to exploit those markets.

During your consulting period you will compensated through stock awards in the aggregate of 200,000 shares of common stock released in following manner:

1)
A stock award of 50,000 shares upon executing this letter agreement.

____________________________________________________________________

500 Union Street | Suite 406 | Seattle, WA 98101
Tel: 206.903.1351 | Fax: 206.903.1352

2)
A stock award of 50,000 shares upon completion and temperature drift resolution.

3)
A stock award for 50,000 shares upon conclusion of a successful Kickstarter campaign that raises in excess of $600,000.

4)
A stock award of 50,000 shares upon completion of a functional consumer prototype.

The Company shall reimburse your pre-approved out of pocket expenses during the period of your consultancy.

We look forward to a very productive working relationship and significant success.

Please sign and return a copy of this letter to acknowledge your agreement with its terms. I will then obtain approval from the Visualant Board of Directors for the stock awards which are a part of this agreement.

Yours very truly,

/s/ Ronald P. Erickson

Ronald P. Erickson
Chief Executive Officer

Accepted and agreed.

/s/ Phil Bosua

Phil Bosua

____________________________________________________________________

500 Union Street | Suite 406 | Seattle, WA 98101
Tel: 206.903.1351 | Fax: 206.903.1352